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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

NAME: Morgan Stanley Institutional Strategies Fund (a Massachusetts Business
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      Trust)
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ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

1221 Avenue of the Americas, New York, NY 10020
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TELEPHONE NUMBER (INCLUDING AREA CODE):

(800) 869-6397
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NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Amy R. Doberman, Esq.
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1221 Avenue of the Americas, New York, NY 10020
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CHECK APPROPRIATE BOX:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes _X_ No___

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of NEW YORK and the state of NEW YORK on the 5th day of May, 2006.

                                    Morgan Stanley Institutional Strategies Fund

                                    By:  /s/ Amy R. Doberman
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                                            Amy R. Doberman
                                            Vice President

Attest: /s/ Sheri L. Schreck
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          Sheri L. Schreck
          Assistant Secretary